                                                                 EXHIBIT (a)(5)
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COOPER RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT: Edward McCarthy of Beacon Hill Partners, Inc.
         (212) 843-8500


FOR IMMEDIATE RELEASE


                            COOPER RIVER ANNOUNCEMENT
                            -------------------------

         GREENVILLE, SOUTH CAROLINA, September 10, 1998--Cooper River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Angeles Income Properties, Ltd. III, Angeles Income Properties, Ltd. IV, Angeles Opportunity Properties, Ltd., Angeles Partners IX and Angeles Partners XI. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Friday, September 18, 1998. The offers were previously scheduled to expire at 12:00 midnight on Wednesday, September 9, 1998.

         Cooper River reported, based on information provided by the depositary for the offers, that as of the close of business on September 9, 1998, approximately 9,743 interests had been tendered pursuant to the Angeles Income Properties, Ltd. III offer, approximately 7,412 interests had been tendered pursuant to the Angeles Income Properties, Ltd. IV offer, approximately 558 interests had been tendered pursuant to the Angeles Opportunity Properties, Ltd. offer, approximately 891 interests had been tendered pursuant to the Angeles Partners IX offer and approximately 6,524 interests had been tendered pursuant to the Angeles Partners XI offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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